Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces Third Quarter 2026 Results and

Declares Dividend for Fourth Quarter of 2026

HOUSTON, October 29, 2026 – W&T Offshore, Inc. (NYSE: WTI) (“W&T,” the “Company,” “we” or “us”) today reported operational and financial results for the third quarter of 2026 and declared a fourth quarter 2026 dividend of $0.01 per share.

This press release includes non-GAAP financial measures, including Adjusted Net Income (Loss), Adjusted EBITDA, Free Cash Flow, Adjusted General and Administrative Expenses and Net Debt, which are reconciled to the most comparable GAAP measures in the accompanying tables to this press release under “Non-GAAP Information.”

Third Quarter 2026 Highlights

●	Produced 38.2 thousand barrels of oil equivalent per day (“MBoe/d”) (50% liquids), which was approximately 9% above midpoint and 4% above the high end of the Company’s guidance and up 10% from the second quarter of 2026;
●	Incurred $76.7 million in lease operating expenses, slightly below the midpoint of guidance, despite oil prices being higher than prior year and production being above guidance;
●	Reported net loss of $13.6 million, or $(0.09) per diluted share, and Adjusted Net Income of $0.9 million, or $0.01 per diluted share;
●	Generated Adjusted EBITDA of $51.1 million, an increase of 30% over the third quarter of 2025 and $163.9 million of Adjusted EBITDA generated in the first nine months of 2026, an increase of 50% compared to the first nine months of 2025;
●	Generated Free Cash Flow of $33.2 million for the third quarter of 2026 and $89.3 million for the first nine months of 2026;
●	Utilized W&T’s At-the-Market (“ATM”) agreement to issue 3.6 million common shares with net proceeds of $14.7 million to further enhance liquidity and support near-term strategic growth objectives;
●	Grew unrestricted cash and cash equivalents 27% to $191.3 million from $150.7 million at June 30, 2026, which resulted in a 20% decrease in Net Debt to $160.7 million from $200.9 million at June 30, 2026;
●	Reduced net debt to trailing twelve months Adjusted EBITDA to 0.9x from 1.1x at June 30, 2026 and 1.6x at September 30, 2025;
●	Increased total available liquidity to $234.7 million at September 30, 2026 from $194.1 million at June 30, 2026 and $174.8 million at September 30, 2025;
●	On October 1, 2026, W&T converted its credit facility to a reserve-based lending structure that provides greater financial flexibility and the potential to expand commitments from $50 million to $100 million;
●	The agreement eliminates restrictive cash flow and repayment requirements while increasing annual shareholder distribution capacity;
●	Paid 12th consecutive quarterly dividend of $0.01 per share on August 26, 2026 and declared a quarterly dividend of $0.01 per share for 4Q 2026, payable on November 19, 2026 to shareholders of record on November 12, 2026;

●	As the previously disclosed surety lawsuits continue to progress, W&T is working with damages experts to quantify its claims. While the results of the surety lawsuits remain uncertain, and there can be no assurance of a successful result, management continues to believe that assuming W&T prevails in the litigation (including on its antitrust claims), the Company’s damages claims could be substantial. See additional details below.

Management Commentary

Tracy W. Krohn, W&T’s Chairman of the Board and Chief Executive Officer, commented, “We continue to deliver strong operational results that are enhancing our financial results. In the third quarter of 2026, we increased production to 38.2 Mboe/d, with lease operating expenses slightly below the midpoint of guidance. The first nine months of 2026 have led to some outstanding results, where we have generated Adjusted EBITDA of $164 million, Free Cash Flow of $89 million and we have increased our cash on hand to almost $200 million. We have already generated more Adjusted EBITDA in the first nine months of 2026 than we did for the full year 2025 or full year 2024.

Immediately following quarter-end, we announced the conversion of our credit facility to a more flexible reserve-based lending structure, with the support of our bank group, led by Texas Capital Bank. The change strengthens our capital structure by eliminating restrictive lending requirements thereby improving liquidity and financial flexibility while providing the potential to significantly expand our borrowing capacity to $100 million from $50 million. There were no changes to pricing or financial covenants or amendment fees.  We have materially strengthened our balance sheet, added financial flexibility and remain very well positioned to execute on our strategy which includes evaluating and integrating accretive acquisitions.”

Krohn concluded, “For the past 40 years, we have consistently created significant value by methodically integrating producing property acquisitions and we continue to demonstrate our success through the solid operational and financial results we have delivered in 2026. We have developed a unique culture with a differentiating strategy and it’s our ability to reliably execute throughout the years that allows us to continue to add value. While the market has begun to reward our strong results with our increased share price, with a combination of  our Free Cash Flow generation, strong balance sheet and continued commitment to dividends, I believe that we are still meaningfully undervalued. We have paid a consistent quarterly dividend for the past three years, returning value to our shareholders and our net debt to trailing twelve months Adjusted EBITDA ratio has fallen to 0.9 times. Our proven strategy is highly successful and our commitment to operational excellence, enhancing production and cost control should continue to add value into the future.”

Surety Legal Update

W&T has continued to pursue discovery materials in the surety lawsuits, and it has made significant progress in obtaining agreements from opposing counsel and a court order requiring defendants to review and produce communications relevant to W&T’s claims. W&T is also continuing to seek additional materials from third parties.  Depositions of the surety and broker defendants are expected to take place over the coming months.  W&T expects that the documents and deposition testimony obtained in discovery will inform its work with its retained experts to quantify its damages. While the outcome of the litigation remains uncertain, and there can be no assurance of a successful result, management continues to believe that assuming W&T prevails in the litigation (including on its antitrust claims), the Company’s damages claims could be substantial. Further, any damages awarded on the antitrust claims would be subject to automatic trebling, as well as recovery of reasonable attorneys’ fees under applicable statutes, and may range into the hundreds of millions of dollars. This estimate reflects management’s current assessment and may change as the litigation proceeds.

The Company excludes costs associated with surety litigation from all non-GAAP metrics for all periods presented because management believes these discretionary legal costs are not indicative of its ongoing operating cost structure, and excluding them aligns these measures with the basis on which the Company's financial results and guidance was prepared.

Third Quarter 2026 Results

Key Financial Highlights

				Three Months
	Three Months Ended			Ended
	September 30,	June 30,	%	September 30,	%
($ in thousands, except per share amounts)	2026	2026	Change	2025	Change
Total revenues	$167,080	$162,619	3%	$127,515	31%
Net (loss) income	(13,649)	12,561	NM	(71,474)	(81)%
Net (loss) income per diluted share	(0.09)	0.08	NM	(0.48)	(81)%
Adjusted Net Income (Loss)	936	13,986	(93)%	(4,295)	NM
Adjusted Net Income (Loss) per diluted share	0.01	0.09	(93)%	(0.03)	NM
Free Cash Flow	33,173	33,557	(1)%	(1,162)	NM
Adjusted EBITDA	51,139	56,583	(10)%	39,273	30%
Capital expenditures, accrual basis	3,101	10,358	(70)%	22,542	(86)%
Asset retirement obligation settlements	5,909	3,437	72%	8,895	(34)%

Operating Data

				Three Months
	Three Months Ended			Ended
	September 30,	June 30,	%	September 30,	%
	2026	2026	Change	2025	Change
Net sales volumes:
Oil (MBbls) (1)	1,314	1,213	8%	1,302	1%
NGLs (MBbls)	482	329	47%	280	72%
Natural gas (MMcf) (2)	10,305	9,689	6%	10,159	1%
Total oil equivalent (MBoe) (3)	3,514	3,157	11%	3,275	7%

Average daily equivalent sales (MBoe/d)	38.2	34.7	10%	35.6	7%

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl) (4)	$85.06	$99.30	(14)%	$64.62	32%
NGLs ($/Bbl)	18.92	18.35	3%	14.29	32%
Natural gas ($/Mcf) (5)	4.00	3.31	21%	3.68	9%
Oil equivalent ($/Boe) (6)	46.13	50.23	(8)%	38.33	20%

(1)	MBbls — thousands of barrels of oil, condensate or NGLs
(2)	MMcf — million cubic feet
(3)	MBoe — thousand barrels of oil equivalent
(4)	Bbl — barrels of oil, condensate or NGLs
(5)	Mcf — thousand cubic feet
(6)	Boe — barrels of oil equivalent

Operating Expenses

				Three Months
	Three Months Ended			Ended
	September 30,	June 30,	%	September 30,	%
	2026	2026	Change	2025	Change

	(in thousands)
Lease operating expenses	$76,671	$71,563	7%	$76,215	1%
Lease operating expenses per Boe	21.82	22.67	(4)%	23.27	(6)%
Gathering, transportation and production taxes	9,376	6,565	43%	5,818	61%

Gathering, transportation and production taxes per Boe	2.67	2.08	28%	1.78	50%
Depreciation, depletion, and amortization	28,266	25,578	11%	28,580	(1)%
Depreciation, depletion, and amortization per Boe	8.04	8.10	(1)%	8.73	(8)%
General and administrative expenses	31,685	27,508	15%	21,510	47%
General and administrative expenses per Boe	9.02	8.71	4%	6.57	37%
Adjusted General and Administrative Expenses	19,256	14,257	35%	17,801	8%
Adjusted General and Administrative Expenses per Boe	5.48	4.52	21%	5.44	1%

General and administrative expenses for the third quarter of 2026 were up compared with the second quarter of 2026 as a result of an increase in non-cash share-based compensation costs. The increase was driven primarily by an increase in the Company’s share price used to value certain of the Company’s share-based compensation awards that are marked-to-market at the end of each reporting period.

Capital Expenditures, Asset Retirement Obligation Settlements and Decommissioning Obligation Settlements

				Three Months
	Three Months Ended			Ended
	September 30,	June 30,	%	September 30,	%
	2026	2026	Change	2025	Change

	(in thousands)
Capital expenditures (accrual basis)	$3,101	$10,358	(70)%	$22,542	(86)%
Asset retirement obligation settlements	5,909	3,437	72%	8,895	(34)%
Decommissioning obligation settlements (1)	1,881	1,196	57%	62	2,934%

(1)

Settlement of decommissioning obligations as a result of working interest partners or counterparties of divestiture transactions that were unable to perform the required abandonment obligations due to bankruptcy or insolvency.

Balance Sheet and Liquidity

As of September 30, 2026, W&T had available liquidity of $234.7 million comprised of $191.3 million in unrestricted cash and cash equivalents and $43.4 million of borrowing availability under W&T’s revolving credit facility, based on a borrowing base of $50.0 million and $6.6 million of letters of credit outstanding. As of September 30, 2026, the Company had total debt of $352.0 million, Net Debt of $160.7 million and Net Debt to trailing twelve month Adjusted EBITDA was 0.9 times. During Q3 2026, W&T utilized its ATM agreement to issue 3.6 million common shares with net proceeds of $14.7 million to further enhance liquidity and support near-term strategic growth objectives.

On October 1, 2026, the Company entered into the Second Amendment to its Credit Agreement with Texas Capital Bank, as administrative agent, and its bank group, converting its existing $50.0 million revolving credit facility into a conventional reserve-based revolving credit facility (“RBL”), effective as of that date.

Key Highlights of the Amended Facility

●	Conventional RBL structure: Initial borrowing base of $50.0 million, fully supporting $50.0 million of elected commitments, with an aggregate maximum credit amount of $100.0 million that provides capacity to increase commitments to support future growth. The borrowing base will be redetermined semi-annually each May 1 and November 1, beginning November 1, 2026;
●	Removal of restrictive features: Eliminates the 75% excess cash flow sweep, the requirement to repay any outstanding revolving credit facility balance every three months and the $100.0 million minimum PDP PV-10 asset coverage covenant, giving the Company greater control over its cash flow and liquidity;
●	Increased shareholder return capacity: The annual restricted payments basket was increased by 50%, from $10.0 million to $15.0 million;

●	Unchanged pricing and covenants: No change to interest rate margins, the Term SOFR floor, maturity, collateral, or the Company’s financial covenants, including a maximum net leverage ratio of 2.50x and a minimum current ratio of 1.00x;
●	No amendment fees: The lenders did not charge any amendment fees in connection with the transaction, other than the reimbursement of customary fees and expenses of the administrative agent.

Derivatives

A summary of the Company’s outstanding derivative positions is provided in the investor presentation posted on W&T’s website.

Well Recompletions and Workovers

During the third quarter of 2026, W&T performed seven workover projects and one recompletion that positively impacted production. W&T plans to continue performing these low cost and low risk short payout operations that impact both production and revenue.

Quarterly Dividend Policy

The Board of Directors declared a fourth quarter 2026 dividend of $0.01 per share which is to be paid on November 19, 2026 to shareholders of record on November 12, 2026.

Fourth Quarter and Full Year 2026 Production and Expense Guidance

The guidance for the fourth quarter and full year 2026 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Fourth Quarter 2026	Full Year 2026
Oil (MBbls)	1,170 – 1,290	4,710 – 5,210
NGLs (MBbls)	400 – 440	1,620 – 1,820
Natural gas (MMcf)	8,250 – 9,120	35,380 – 39,180
Total equivalents (MBoe)	2,945 – 3,250	12,227 – 13,560
Average daily equivalents (MBoe/d)	32.0 – 35.3	33.5 – 37.2

Expenses	Fourth Quarter 2026	Full Year 2026
Lease operating expense ($MM)	65.4 – 72.3 (1)	264.7 – 294.7
Gathering, transportation and production taxes ($MM)	8.4 – 9.3	33.3 – 37.3
Adjusted General and Administrative Expenses ($MM)	16.9 – 18.6 (2)	63.2 – 70.2
Depreciation, depletion, amortization and accretion ($ per Boe)		10.25 – 11.35

Capital Expenditures and Plugging and Abandonment	Full Year 2026
Capital expenditures ($MM)	35.0 – 38.0
Plugging and Abandonment ($MM)	34.0 – 42.4

(1)	Lease operating expenses include an $8.5 million net royalty credit related to the settlement of historical refund claims. This is being partially offset by accelerating the timing of facility and workover projects that otherwise would have been performed in 2027.
(2)	Adjusted General and Administrative Expenses guidance was prepared at the beginning of 2026 largely excluding non-recurring legal costs. Fourth quarter non-recurring legal costs are expected to be in the range of $2.9 million to $3.2 million and will be incremental to the range.

Fourth quarter 2026 production guidance includes short-term sales volumes reductions from Hurricane Isaias and planned Mobile Bay turnaround with a combined impact to production of approximately 2,600 Boe/d.

Full year 2026 capital expenditures are now expected to be in the range of $35.0 to $38.0 million as a result of pulling forward 2027 capital projects to the fourth quarter to capitalize on higher commodity prices. The benefits to production from these expenditures are expected to be realized over the first half of 2027.

Conference Call Information

W&T will hold a conference call to discuss its financial and operational results on Friday, October 30, 2026 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call.” This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of America and has grown through acquisitions, exploration and development. As of September 30, 2026, the Company had working interests in 48 fields in federal and state waters (which include 41 fields in federal waters and seven in state waters). The Company has under lease approximately 588,500 gross acres (455,800 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 446,700 gross acres on the conventional shelf, approximately 136,200 gross acres in the deepwater and 5,600 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release, including those regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, the outcomes and impact of ongoing litigation, the impact of potential regulatory changes, the impact of and integration of acquired assets, future production, probable reserves, capital expenditures associated with producing reserves, future expenses and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, NGLs and natural gas, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC+”) and change in OPEC+’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025
Revenues:
Oil	$111,773	$120,454	$84,131
NGLs	9,121	6,037	4,000
Natural gas	41,204	32,093	37,400
Other	4,982	4,035	1,984
Total revenues	167,080	162,619	127,515

Operating expenses:
Lease operating expenses	76,671	71,563	76,215
Gathering, transportation and production taxes	9,376	6,565	5,818
Depreciation, depletion, and amortization	28,266	25,578	28,580
Asset retirement obligations accretion	8,606	8,776	8,002
General and administrative expenses	31,685	27,508	21,510
Other operating expenses	655	—	—
Total operating expenses	155,259	139,990	140,125

Operating income (loss)	11,821	22,629	(12,610)

Interest expense, net	8,956	9,231	8,998
Derivative loss (gain), net	15,800	1,917	(4,108)
Other expense (income), net	216	287	(2,017)
(Loss) income before income taxes	(13,151)	11,194	(15,483)
Income tax expense (benefit)	498	(1,367)	55,991
Net (loss) income	$(13,649)	$12,561	$(71,474)

Net (loss) income per common share:
Basic	$(0.09)	$0.08	$(0.48)
Diluted	$(0.09)	$0.08	$(0.48)

Weighted average common shares outstanding:
Basic	151,847	149,705	148,589
Diluted	151,847	157,657	148,589

W&T OFFSHORE, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	June 30,	December 31,
	2026	2026	2025
Assets
Current assets:
Cash and cash equivalents	$191,317	$150,683	$140,558
Restricted cash	—	—	62
Accounts receivable:
Oil, natural gas liquids and natural gas sales	79,113	67,094	59,633
Joint interest, net	25,455	25,581	24,473
Prepaid expenses and other current assets	18,477	19,433	14,543
Total current assets	314,362	262,791	239,269

Oil and natural gas properties and other, net	621,476	641,718	662,082
Restricted deposits for asset retirement obligations	24,410	24,122	24,026
Deferred income taxes	96	88	35
Other assets	30,684	30,795	30,395
Total assets	$991,028	$959,514	$955,807

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$95,409	$88,750	$98,406
Accrued liabilities	52,486	37,540	39,809
Undistributed oil and natural gas proceeds	66,941	63,269	59,065
Advances from joint interest partners	2,123	2,267	2,394
Current portion of asset retirement obligations	22,010	24,411	26,147
Current portion of long-term debt, net	1,000	8,158	8,458
Total current liabilities	239,969	224,395	234,279

Asset retirement obligations	558,802	548,824	535,704
Long-term debt, net	350,972	343,418	342,355
Other liabilities	17,365	14,529	15,781

Commitments and contingencies	13,851	24,549	27,440

Shareholders’ deficit:
Preferred stock	—	—	—
Common stock	2	2	2
Additional paid-in capital	643,055	621,460	604,732
Retained deficit	(808,821)	(793,496)	(780,319)
Treasury stock	(24,167)	(24,167)	(24,167)
Total shareholders’ deficit	(189,931)	(196,201)	(199,752)
Total liabilities and shareholders’ deficit	$991,028	$959,514	$955,807

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025
Operating activities:
Net income (loss)	$(13,649)	$12,561	$(71,474)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	36,872	34,354	36,582
Share-based compensation	10,410	11,062	3,536
Amortization of debt issuance costs	801	794	766
Derivative loss (gain), net	15,800	1,917	(4,108)
Derivative premium payment	—	(7,300)	—
Derivative cash (settlements) receipts, net	(7,380)	(13,846)	11,254
Deferred income tax (benefit) expense	(8)	(26)	56,637
Changes in operating assets and liabilities:
Accounts receivable	(11,893)	7,318	3,895
Prepaid expenses and other current assets	1,086	(632)	(111)
Accounts payable, accrued liabilities and other	10,517	(9,443)	(1,545)
Asset retirement obligation settlements	(5,909)	(3,437)	(8,895)
Net cash provided by operating activities	36,647	33,322	26,537

Investing activities:
Investment in oil and natural gas properties and equipment	(8,142)	(8,631)	(21,794)
Purchases of furniture, fixtures and other	(45)	—	(7)
Distribution from unconsolidated affiliate	—	—	927
Net cash used in investing activities	(8,187)	(8,631)	(20,874)

Financing activities:
Repayments of long-term debt	(8,275)	(275)	(275)
Proceeds from issuance of long-term debt	8,000	—	—
Purchase of government securities in connection with legal defeasance of 11.75% Senior Second Lien Notes	—	—	541
Debt issuance costs	—	65	—
Proceeds from issuance of common stock	14,670	—	—
Payment of dividends	(1,581)	(1,618)	(1,515)
Other	(640)	(3,099)	(342)
Net cash provided by (used in) financing activities	12,174	(4,927)	(1,591)
Change in cash, cash equivalents and restricted cash	40,634	19,764	4,072
Cash, cash equivalents and restricted cash, beginning of period	150,683	130,919	122,275
Cash, cash equivalents and restricted cash, end of period	$191,317	$150,683	$126,347

NON-GAAP INFORMATION

This release may include the use of various measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) such as, but not limited to, Adjusted General and Administrative Expenses, Adjusted Net Income (Loss), Adjusted EBITDA, Free Cash Flow and Net Debt. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations for non-GAAP measures to GAAP measures are included at the end of this release.

Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance (including Adjusted General and Administrative Expenses, Adjusted Net Income (Loss) and Adjusted EBITDA) and liquidity (Free Cash Flow and Net Debt) and that these measures may be used by investors to make informed investment decisions. Management believes that the exclusion of certain identified items from several key operating performance measures enables it to evaluate its operations more effectively, to identify underlying trends in the business, and to establish operational goals for certain management compensation purposes. Management also believes that Free Cash Flow is an important supplemental measure of its cash performance but should not be considered as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flow from operating activities presented in accordance with GAAP.

Reconciliation of General and Administrative Expenses to Adjusted General and Administrative Expenses

	Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025

	(in thousands)
General and administrative expenses	$31,685	$27,508	$21,510
Non-cash share-based compensation expense	(10,410)	(11,062)	(3,536)
Non-recurring legal costs	(2,019)	(2,189)	(173)
Adjusted General and Administrative Expenses	$19,256	$14,257	$17,801

Reconciliation of Net (Loss) Income to Adjusted Net Income (Loss)

	Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025

	(in thousands, except per share amounts)
	(Unaudited)
Net (loss) income	$(13,649)	$12,561	$(71,474)
Selected items:
Unrealized commodity derivative loss (gain), net	5,918	(11,774)	5,583
Allowance for credit losses	49	120	156
Non-cash share-based compensation	10,410	11,062	3,536
Non-recurring legal costs	2,019	2,189	173
Other	66	207	(272)
Total selected items before tax	18,462	1,804	9,176
Tax effect of selected items (1)	(3,877)	(379)	(1,927)
Total selected items, net of tax	14,585	1,425	7,249
Impact of valuation adjustments	—	—	59,930
Adjusted Net Income (Loss)	$936	$13,986	$(4,295)

Net (loss) income per common share (diluted)	$(0.09)	$0.08	$(0.48)
Total adjustments per share, net of income tax	0.10	0.01	0.45
Adjusted Net Income (Loss) per common share (diluted)	$0.01	$0.09	$(0.03)

Weighted average shares outstanding (diluted)	151,847	157,657	148,589

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025

	(in thousands)
	(Unaudited)
Net (loss) income	$(13,649)	$12,561	$(71,474)
Interest expense, net	8,956	9,231	8,998
Income tax expense (benefit)	498	(1,367)	55,991
Depreciation, depletion and amortization	28,266	25,578	28,580
Asset retirement obligations accretion	8,606	8,776	8,002
Unrealized commodity derivative loss (gain), net	5,918	(11,774)	5,583
Allowance for credit losses	49	120	156
Non-cash share-based compensation	10,410	11,062	3,536
Non-recurring legal costs	2,019	2,189	173
Other	66	207	(272)
Adjusted EBITDA	$51,139	$56,583	$39,273

Reconciliation of Cash Flow from Operating Activities to Free Cash Flow

	Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025

	(in thousands)
	(Unaudited)
Net cash provided by operating activities	$36,647	$33,322	$26,537
Allowance for credit losses	49	120	156
Amortization of debt issuance costs	(801)	(794)	(766)
Non-recurring legal costs	2,019	2,189	173
Current tax expense (benefit) (1)	506	(1,341)	(646)
Change in derivatives receivable (payable) (2)	(2,502)	155	(1,563)
Derivative premium payment	—	7,300	—
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	290	2,757	(2,239)
Capital expenditures, accrual basis (3)	(3,101)	(10,358)	(22,542)
Other	66	207	(272)
Free Cash Flow	$33,173	$33,557	$(1,162)

(1) Income tax expense (benefit)	$498	$(1,367)	$55,991
Less: Deferred income tax (benefit) expense	(8)	(26)	56,637
Current tax expense (benefit)	$506	$(1,341)	$(646)

(2) Derivatives receivable (payable), end of period	$(5,025)	$(2,523)	$—
Derivatives payable (receivable), beginning of period	2,523	2,678	(1,563)
Change in derivatives receivable (payable)	$(2,502)	$155	$(1,563)

(3) Investment in oil and natural gas properties and equipment	$(8,142)	$(8,631)	$(21,794)
Less: change in accrual for capital expenditures	(5,041)	1,727	748
Capital expenditures, accrual basis	$(3,101)	$(10,358)	$(22,542)

Reconciliation of Total Debt to Net Debt

	September 30,	June 30,	December 31,
($ in thousands)	2026	2026	2025
Current portion of long-term debt	$1,000	$8,158	$8,458
Long-term debt	350,972	343,418	342,355
Total debt	351,972	351,576	350,813
Cash and cash equivalents	(191,317)	(150,683)	(140,558)
Net Debt	$160,655	$200,893	$210,255

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
investorrelations@wtoffshore.com
713-297-8024